Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) is made and entered into as of December 17, 2019, by and among Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), Argon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ArQule, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”), and amends the Agreement and Plan of Merger, dated as of December 6, 2019 (the “Agreement”), by and among the Parties. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

WHEREAS, the respective boards of directors of the Parties have previously approved the transactions contemplated by the Agreement and wish to amend the Agreement to correct scrivener’s errors in Annex I to the Agreement; and

WHEREAS, the Parties are entering into this Amendment to amend the Agreement as set forth herein pursuant to Section 10.2(a) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Amendment, the Parties agree as follows:

1.        Amendments to Annex I to the Agreement. Clause (b) and Clauses (c)(i) and (c)(ii) of Annex I to the Agreement are hereby amended by adding the bold underlined text as follows:

“(b)	any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have been terminated or shall not have expired, or any other clearance, approval or consent under any other applicable Antitrust Law of any Specified Governmental Authority shall not have been obtained;

(c)	any of the following events, conditions, circumstances, state of facts or developments shall exist or has occurred and be continuing:

(i)	any Judgment preventing the consummation of the Offer or the Merger shall have been issued by any Specified Governmental Authority of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed applicable to the Offer or the Merger by a Specified Governmental Authority that makes consummation of the Offer or the Merger illegal;

(ii)	there shall be instituted, pending or threatened in writing any Proceeding by any Specified Governmental Authority seeking (1) any Non-Required Remedy or (2) to enjoin, make illegal or otherwise prohibit the consummation of the Offer Closing or the Merger (the conditions set forth in clause (b), clause (c)(i) and this clause (c)(ii), the “Antitrust and Judgment/Illegality Conditions”);”

2.       Effectiveness. This Amendment shall be effective as of the date first written above following the execution of this Amendment by the Parties. Any reference in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this Amendment, and any reference in the Company Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment, except that all references in the Agreement or the Company Disclosure Letter to “the date hereof” and “the date of this Agreement” shall refer to December 6, 2019.

3.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

4.       Miscellaneous Terms. The provisions of Article 10 of the Agreement shall apply mutatis mutandis to this Amendment.

5.       Full Force and Effect. Except as specifically amended herein, the Parties hereby acknowledge and agree that all of the terms and provisions set forth in the Agreement remain in full force and effect in all respects.

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IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Amendment to be executed as of the date first written above.

ArQule, Inc.

By:	/s/ Paolo Pucci
Name:	Paolo Pucci
Title:	CEO

Merck Sharp & Dohme Corp.

By:	/s/ Sunil Patel
Name:	Sunil Patel
Title:	Senior Vice President

Argon Merger Sub, Inc.

By:	/s/ Faye C. Brown
Name:	Faye C. Brown
Title:	Assistant Secretary

[Signature Page to First Amendment to Merger Agreement]